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Exhibit 5.8

October 24, 2011

Sheppard Mullin Richter & Hampton LLP
Attn: Robyn Young
30 Rockefeller Plaza
New York, NY 10112-0015

  Re:
  Reliance on Ice Miller LLP opinion, dated July 27, 2011

Dear Robyn:

        As you are aware, Ice Miller LLP served as special counsel to Haverstick Consulting, Inc., an Indiana corporation, HGS Holdings, Inc., an Indiana corporation, and Rocket Support Services, LLC, an Indiana limited liability company, in connection with the sale by Kratos Defense & Security Solutions, Inc. of $115,000,000 aggregate principal amount of 10% Senior Secured Notes due 2017. In connection with such representation, Ice Miller LLP issued an opinion dated July 27, 2011, a copy of which is attached hereto ("Ice Miller Opinion"), which is addressed to Jefferies & Company, Inc., as Representative of the Initial Purchasers, and Wilmington Trust FSB, as Trustee and the Initial Purchasers party to the Purchase Agreement, dated July 14, 2011, by and among the Kratos Defense & Security Solutions, Inc. (the "Company"), the subsidiary guarantors party thereto and the Initial Purchasers party thereto (the "Purchase Agreement"). The Ice Miller Opinion states that it may not be relied upon by anyone other than the addressees named therein and their successors or assignees without Ice Miller LLP's prior written consent.

        In connection with the issuance by Sheppard Mullin Richter & Hampton LLP ("SMRH") of an opinion related to the filing of a Registration Statement on Form S-4 on behalf of the Company in connection with an exchange offer of the Notes issued pursuant to the Purchase Agreement (the "Registration Statement"), Ice Miller LLP hereby consents to SMRH's reliance on the opinions set forth in the Ice Miller Opinion to the same extent as if the Ice Miller Opinion had been addressed and delivered to SMRH on the date of its issuance.

        We hereby consent to the filing of the Ice Miller Opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Ice Miller LLP

Encl: Ice Miller Opinion

July 27, 2011

JEFFERIES & COMPANY, INC.
As Representative of the
Initial Purchasers
c/o Jefferies & Company, Inc.
520 Madison Avenue
New York, New York 10022

Wilmington Trust FSB, as Trustee
CCS-Corporate Capital Markets
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402-1544

The Initial Purchasers party to the
Purchase Agreement described below

  Re:
  Kratos Defense & Security Solutions, Inc.
  $115,000,000 10% Senior Secured Notes due 2017.

Ladies and Gentlemen:

        We have acted as special Indiana counsel to Kratos Defense & Security Solutions, Inc., a Delaware corporation (the "Company"), and each of Haverstick Consulting, Inc., an Indiana corporation ("Haverstick"), HGS Holdings, Inc., an Indiana corporation ("HGS") and Rocket Support Services, LLC, an Indiana limited liability company ("Rocket" and together with Haverstick and HGS, collectively the "Indiana Subsidiaries" and individually, each an "Indiana Subsidiary") in connection with the sale by the Company and the purchase by Jefferies & Company, Inc. ("Jefferies"), KeyBanc Capital Markets Inc. and B. Riley & Co., LLC (each, an "Initial Purchaser" and collectively, the "Initial Purchasers") of $115,000,000 aggregate principal amount of 10% Senior Secured Notes due 2017 (each a " Note" and, collectively, the " Notes") pursuant to a Purchase Agreement by and among the Initial Purchasers, the Company and the subsidiary guarantors listed on the signature pages thereto, including the Indiana Subsidiaries, dated July 14, 2011 (the "Purchase Agreement"). This opinion letter is provided to you at the request of the Company pursuant to Section 7(b)(vii) of the Purchase Agreement. Capitalized terms not otherwise defined herein shall have the respective meanings assigned to such terms in the Purchase Agreement.

        Except as described in this letter, we are not generally familiar with the Indiana Subsidiaries' businesses, records, transactions, or activities. Our knowledge of their businesses, records, transactions, and activities is limited to the information that is set forth below and on Exhibit A and that otherwise has been brought to our attention by certificates executed and delivered to us by officers of the Indiana Subsidiaries in connection with this opinion letter. We have examined copies, certified or otherwise identified to our satisfaction, of the documents listed in the attached Exhibit A, which is made a part hereof. For the purposes of this opinion, the documents listed as items 1 and 2 in Exhibit A are hereinafter referred to as the "Transaction Documents," and the documents listed as items 3 through 17 in Exhibit A are hereinafter referred to as the "Authorization Documents."

        In rendering our opinion, we also have examined such certificates of public officials, organizational documents and records and other certificates and instruments as we have deemed necessary for the purposes of the opinions herein expressed and, with your permission, have relied upon and assumed the accuracy of such certificates, documents, records and instruments. We have made such examination of the laws of the State of Indiana as we deemed relevant for purposes of this opinion, but we have not made a review of, and express no opinion concerning, the laws of any jurisdiction other than the State of Indiana and the laws of the United States of general application to transactions in the State of Indiana. To the extent that any portion or portions of the Transaction Documents are governed by the laws of any jurisdiction other than those of the State of Indiana, we express no opinion with respect to such portion or portions.

        We have relied upon and assumed the truth, completeness and accuracy of the factual representations, statements, certifications and warranties made in the Transaction Documents and Authorization Documents and in the other documents received, and have not made any independent investigation or verification of any factual matters stated or represented therein. Whenever our opinion or confirmation herein with respect to the existence or absence of facts is indicated to be based upon our knowledge or belief, it is intended to signify that, during the course of our representation of the Company and the Indiana Subsidiaries, no information has come to the attention of Anthony P. Aaron or Haley A. Altman which would give us actual knowledge of the existence or absence of such facts. Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts or circumstances or the assumed facts set forth herein, we accept no responsibility to make any such investigation, and no inference as to our knowledge of the existence or absence of such facts or circumstances or of our having made any independent review thereof should be drawn from our representation of the Company or Indiana Subsidiaries. Our representation of the Company and the Indiana Subsidiaries is limited to the transactions contemplated by the Transaction Documents and other matters specifically referred to us by the Company and Indiana Subsidiaries.

        In rendering this opinion letter to you, we have assumed with your permission:

          (a)   The genuineness of all signatures, the legal capacity and competency of natural persons executing the Transaction Documents and the Authorization Documents, whether on behalf of themselves or other persons or entities, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies.

          (b)   The documents that have been or will be executed and delivered in consummation of the transactions contemplated by the Transaction Documents are or will be identical in all material and relevant respects with the copies of the documents we have examined and on which this opinion is based.

          (c)   The provisions of the Transaction Documents which are expressly stated to be governed by the laws of any state other than the State of Indiana constitute the valid, legal, binding and enforceable obligations of the parties thereto in accordance with the terms thereof under the laws of such other state, and no provision of the laws of any other state that are applicable to the Transaction Documents violates the public policy of the State of Indiana or the purpose of any Indiana law that a court would determine that the public policy of the State of Indiana would require to be applied in any specific instance.

          (d)   Each of the Transaction Documents has been appropriately completed, executed and delivered (other than by the Indiana Subsidiaries) in the forms submitted to us for review, with all appropriate schedules and exhibits attached and all blanks appropriately filled in.

          (e)   The execution and delivery of the Transaction Documents by all parties thereto will be free of intentional or unintentional mistake, misrepresentation, concealment, fraud, undue influence, duress or criminal activity.

          (f)    All terms and conditions of, or relating to, the transactions described in the Transaction Documents are correctly and completely contained in the Transaction Documents, and the Transaction Documents have not been amended or modified by oral or written agreement or by conduct of the parties thereto; and there are no other agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties, that would, in either case, define, supplement, qualify or render invalid or unenforceable any of the terms and provisions of the Transaction Documents that are opined on herein.

          (g)   The Authorization Documents are accurate and have not been amended or rescinded.

          (h)   All official public records (including their proper indexing and filing) furnished to or obtained by us, electronically or otherwise, were accurate, complete and authentic when delivered or issued and remain accurate, complete and authentic as of the date of this opinion letter.

          (i)    We have not examined and render no opinion regarding any document incorporated by reference into the Purchase Agreement and any of the Transaction Documents, and we have assumed, with your permission, that any such document so incorporated does not affect the opinions hereby given.

        Based on the foregoing and upon such investigation as we have deemed necessary, and subject to the assumptions, qualifications, exceptions and limitations set forth herein, we are of the opinion that:

          1.     Each of Haverstick and HGS is a corporation incorporated and, based solely on its Certificate of Existence, validly existing under the law of the State of Indiana, for which the most recent required biennial report has been filed with the Indiana Secretary of State and no Articles of Dissolution appear as filed in the Indiana Secretary of State's records.

          2.     Rocket is a limited liability company organized and, based solely on Rocket's Certificate of Existence, validly existing under the law of the State of Indiana, and no Articles of Dissolution appear as filed in the Indiana Secretary of State's records.

          3.     Each of Haverstick and HGS has all requisite corporate power and corporate authority under Indiana law to enter into and deliver the Transaction Documents and to perform its obligations thereunder.

          4.     Rocket has all requisite limited liability company power and limited liability company authority under Indiana law to enter into and deliver the Transaction Documents and to perform its obligations thereunder.

          5.     The execution and delivery by each of Haverstick and HGS of the Transaction Documents to which it is a party and the performance by Haverstick and HGS of its respective obligations thereunder have been duly authorized by all requisite corporate action on the part of such entity.

          6.     The execution and delivery by Rocket of the Transaction Documents to which it is a party and the performance by Rocket of its obligations thereunder have been duly authorized by all requisite limited liability company action on the part of Rocket.

          7.     Each of the Transaction Documents has been duly executed and delivered by each Indiana Subsidiary.

          8.     The execution and delivery by Haverstick of the Transaction Documents to which it is a party do not, and the performance by Haverstick of its obligations thereunder will not conflict with or violate any provision of Haverstick's Articles of Incorporation or Bylaws.

          9.     The execution and delivery by HGS of the Transaction Documents to which it is a party do not, and the performance by HGS of its obligations thereunder will not conflict with or violate any provision of HGS's Articles of Incorporation or Bylaws.

          10.   The execution and delivery by Rocket of the Transaction Documents to which it is a party do not, and the performance by Rocket of its obligations thereunder will not conflict with or violate any provision of Rocket's Articles of Organization or Operating Agreement.

          11.   The execution and delivery by each Indiana Subsidiary of the Transaction Documents to which it is a party do not, and the performance by each Indiana Subsidiary of its respective obligations thereunder will not conflict with or violate any law of the State of Indiana. The opinion expressed herein is limited to those statutes that a lawyer exercising customary professional diligence would reasonably recognize as being applicable to the Indiana Subsidiaries and the transactions contemplated by the Transaction Documents.

          12.   To our knowledge, the execution and delivery by each Indiana Subsidiary of the Transaction Documents to which it is a party and the performance by such Indiana Subsidiary of the financial obligations thereunder, do not require such Indiana Subsidiary to obtain the consent or approval of or authorization by, or to make any registration or filing with, any governmental authority or regulatory body of the State of Indiana except (i) any approvals and actions that already have been obtained or taken or (ii) those contemplated by the Registration Rights Agreement; provided, however, that this opinion is exclusive of filings associated with Indiana income tax laws, to the extent required in the Transaction Documents, and the Indiana Financial Institutions Tax, as to which we express no opinion.

        As a matter of fact and not as a legal opinion, we hereby confirm to you that to our knowledge, based solely upon the Officer Certificates, there is no action, proceeding, or investigation before or by any court, governmental agency, or other body or official pending or overtly threatened in writing against the Indiana Subsidiaries questioning the validity of any action by such Indiana Subsidiary in connection with the execution, delivery and performance of each of the Transaction Documents or that, if adversely determined, could reasonably be expected to have a Material Adverse Change on the respective property or the financial condition or operations of such Indiana Subsidiary.

        Each of the opinions set forth above is limited by its terms and subject to the assumptions hereinabove stated and is further subject to the following qualifications, exceptions and limitations, none of which shall limit the generality of any other assumption, qualification, exception or limitation.

        A.    Without limiting the generality of any other exception, limitation or qualification, we express no opinion in this letter with respect to (i) the application of any law, statute, rule or regulation relating to the environment, health or safety; (ii) any law, statute, rule, or regulation that may apply to any party as a result of its activities in the State of Indiana that are not directly related to or taken in connection with the Transaction Documents; (iii) any provisions of the Transaction Documents pertaining to consent to jurisdiction in so far as it relates to federal courts or agreements stating that failure to exercise or delay in exercising rights will not operate as a waiver of the right or remedy; and (iv) any purported waiver or purported consent relating to any other rights of any party, or duties owed to any of them, existing as a matter of law, including without limitation the purported waiver of any party's right to a jury trial.

        B.    We note the existence of Ind. Code 24-4.6-1-104 which provides that parties "may agree upon any method of computing interest on a loan or a forbearance of money, goods, or things in action if the amount of interest on the unpaid balances of the principal does not exceed any limitation imposed by law upon charges incident to the extension of credit." Ind. Code 24-4.6-1-104(a). This provision further states that parties may agree to a variety of ways of computing interest consisting of "[s]imple interest on the outstanding balance of the principal to which is added past due installments of interest, the sum of which forms the principal upon which interest thereafter shall be computed. The addition to principal in this manner may occur repeatedly but not more frequently than daily." Ind. Code 24-4.6-1-104(b)(2) (Emphasis supplied). Our opinion is limited by the application of these statutory provisions.

        C.    We hereby advise you that while Ind. Code 24-4.6-1-104(c) provides that the method of computing interest agreed upon by the parties to a loan continues to apply after the term of the loan, including after the award of a judgment on the loan, until all principal and interest and the amount of any judgment are paid, Ind. Code 24-4.6-1-101(1) imposes a statutory limit on the interest rate that can be charged on a money judgment. As a result, Indiana law could operate to limit the rate of interest that can be charged on the loan, if any such loan is reduced to a judgment.

        D.    We express no opinion and make no statements concerning or with respect to any statutes, ordinances, administrative decisions, rules, and regulations of counties, towns, municipalities, and special political subdivisions.

        E.    We have not considered and do not express an opinion with respect to any Federal or state (including Indiana) securities, tax, or antitrust laws and regulations. Our opinions set forth in this letter are expressly subject to the effect of the application of all Federal and state (including Indiana) securities, tax and antitrust laws and regulations.

        F.     We have made no search of the public records to determine the existence of any legal proceedings involving any Indiana Subsidiary.

        G.    In rendering the opinions expressed above, we have not undertaken any investigation of the business, property or affairs of any Indiana Subsidiary or any other party to the Transaction Documents. We have not considered and do not express an opinion with respect to the performance by any Indiana Subsidiary of its covenants and agreements in the Transaction Documents to operate its business in any specified manner.

        H.    We express no opinion as to whether the execution, delivery or performance by any Indiana Subsidiary of any Transaction Document will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of such Indiana Subsidiary.

        The opinions expressed herein are matters of professional judgment, are not a guarantee of result and are effective only as of the date hereof. We do not undertake to advise you of any matter within the scope of this letter that comes to our attention after the date of this letter and disclaim any responsibility to advise you of any future changes in law or fact that may affect the opinions set forth herein. We express no opinion other than as hereinbefore expressly set forth. No expansion of the opinions expressed herein may or should be made by implication or otherwise.

        We are informed that the Initial Purchasers are relying on this opinion letter in connection with the consummation of the actions and transactions contemplated by the Transaction Documents. The foregoing opinion shall not be relied upon for any other purpose or by any Person other than the addressees hereof and any participant, successor or assignee of any addressee (including successive assignees) or for any other purpose. The use or reliance upon this opinion letter by any other person or entity without our prior written consent is strictly prohibited.

Very truly yours,
/s/ Ice Miller LLP

 EXHIBIT A

LIST OF DOCUMENTS REVIEWED

1.
Purchase Agreement, dated July 14, 2011, by and among Kratos Defense & Security Solutions, Inc. (the "Company"), Jefferies & Company, Inc. ("Jefferies"), KeyBanc Capital Markets Inc. ("KeyBanc") and B. Riley & Co., LLC (together with Jefferies and KeyBanc, the "Initial Purchasers") and the subsidiary guarantors listed on the signature pages thereto.

2.
Registration Rights Agreement, dated July 27, 2011, by and among the Company, the subsidiary guarantors listed on the signature pages thereto and the Initial Purchasers.

3.
Certificate of Existence for Haverstick Consulting, Inc., an Indiana corporation ("Haverstick") issued by the Indiana Secretary of State, dated July 20, 2011 ("Haverstick's Certificate of Existence") .

4.
Certificate of Existence for HGS Holdings, Inc., an Indiana corporation ("HGS") issued by the Indiana Secretary of State, dated July 20, 2011 ("HGS's Certificate of Existence" and together with Haverstick's Certificate of Existence, the "Certificates of Existence").

5.
Certificate of Existence for Rocket Support Services, LLC, an Indiana limited liability company ("Rocket") issued by the Indiana Secretary of State, dated July 20, 2011 ("Rocket's Certificate of Existence").

6.
Articles of Incorporation of Haverstick, as certified by the Indiana Secretary of State on July 21, 2011, to be a true and complete copy of the Articles of Incorporation of Haverstick, as amended and restated, and as further certified by an authorized officer of Haverstick as of the date hereof to be a true, current and complete copy thereof ("Haverstick Articles of Incorporation").

7.
Articles of Incorporation of HGS, as certified by the Indiana Secretary of State on July 21, 2011, to be a true and complete copy of the Articles of Incorporation of HGS, as amended and restated, and as further certified by an authorized officer of HGS as of the date hereof to be a true, current and complete copy thereof ("HGS Articles of Incorporation").

8.
Articles of Organization of Rocket, as certified by the Indiana Secretary of State on July 21, 2011, to be a true and complete copy of the Articles of Organization of Rocket ("Rocket Articles of Organization").

9.
Code of Bylaws of Haverstick, as certified by an authorized officer of Haverstick as of the date hereof, to be a true and complete copy of the Bylaws of Haverstick, as amended and restated ("Haverstick Bylaws").

10.
Code of Bylaws of HGS, as certified by an authorized officer of HGS as of the date hereof, to be a true and complete copy of the Bylaws of HGS, as amended and restated ("HGS Bylaws").

11.
Operating Agreement of Rocket, as certified by an authorized officer of the Manager of the Rocket as of the date hereof, to be a true and complete copy of the Operating Agreement of Rocket, as amended and restated ("Rocket Operating Agreement").

12.
Resolutions of the Board of Directors of Haverstick, as certified by an authorized officer of Haverstick as of the date hereof .

13.
Resolutions of the Board of Directors of HGS, as certified by an authorized officer of HGS as of the date hereof.

14.
Resolutions of the Manager of Rocket, as certified by an authorized officer of the Manager of Rocket as of the date hereof.

15.
Officers' Certificate of Haverstick, dated the date hereof, as to certain factual matters ("Haverstick Officer's Certificate").

16.
Officers' Certificate of HGS, dated the date hereof, as to certain factual matters ("HGS Officer's Certificate").

17.
Officers' Certificate of Rocket, dated the date hereof, as to certain factual matters ("Rocket Officer's Certificate", and together with the Haverstick Officer's Certificate and the HGS Officer's Certificate, collectively, the "Officer's Certificate").

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  Exhibit 5.8
EXHIBIT A
LIST OF DOCUMENTS REVIEWED